Exhibit 10.1
IROBOT CORPORATION
INTERIM EMPLOYMENT AGREEMENT
This Interim Employment Agreement (“Agreement”) is made as of the 28th day of January 2024 (the “Agreement Date”), between iRobot Corporation (the “Company”) and Glen Weinstein (the “Executive”) and is effective as of January 28, 2024 (the “Effective Date”).
WHEREAS, the Company desires to employ the Executive, on an interim basis, as the Company’s Interim Chief Executive Officer.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Employment.
(a)Term. The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company shall continue to be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason, subject to the terms of this Agreement.
(b)Position and Duties. During the Term, the Executive shall serve as the Interim Chief Executive Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”). The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company. For the avoidance of doubt, the Executive may continue to serve in such roles as the Board has previously and expressly approved without the necessity of further approval from the Board, provided that no conflicts result in the future from the Executive’s service in such role.
2.Compensation and Related Matters.
(a)Base Salary. During the Term, (i) the Company shall continue to pay Executive his existing base salary rate of $35,833 per month, (the “Prior Base Salary”) and (ii) in consideration of Executive’s Interim CEO role, the Company shall pay the Executive an additional Base Salary amount of $27,500 per month (for an aggregate total base salary of $63,333 per month). The base salary rate in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers.
(b)Incentive Compensation. During the Term: (i) the Executive shall continue to be eligible to receive his current incentive compensation, which the Company accrues monthly in the amount of $26,875 per month (the “Prior Bonus”) and (ii) in consideration for the Executive’s duties as the Interim Chief Executive officer, he will be eligible to earn additional monthly accrued incentive compensation equal to $36,458 per month (subsection (ii) only, the “Interim CEO Bonus”) (for an aggregate bonus eligibility of $63,333 per month during the

Term). The actual amount of the Executive’s incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”), subject to the terms of any applicable incentive compensation plan that may be in effect from time to time.
(c)Equity. During the Term, the existing equity awards held by the Executive shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards (collectively, the “Equity Documents”). Subject to the approval of the Board, in consideration of his service as Interim Chief Executive Officer, the Executive will be granted a one-time restricted stock unit award (the “Additional Equity Award”), with a grant date fair value of $1,200,000. The Additional Equity Award shall vest in full 12 months from the date of the grant, provided that Executive remains in a service relationship with the Company through such vesting date or as otherwise provided in this Agreement or the Equity Documents. The Additional Equity Award shall be subject to the terms of the Equity Documents in all respects.
(d)Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.
(e)Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.
3.Termination. The Executive’s employment with the Company may be terminated without any breach of this Agreement under the following circumstances:
(a)Appointment of New CEO.
(i) Upon the date the Board appoints a new CEO to replace the Executive (the “CEO Transition Date”): (i) the Executive’s Base Salary shall be reduced to the monthly rate of $35,833 per month (i.e. the Prior Base Salary); and (ii) the Executive’s bonus eligibility shall be reduced to the amount of $26,875 per month (i.e. the Prior Bonus).
(ii) The Executive agrees to provide transitional services as a Company employee for the 60-day period following the CEO Transition Date (the “Transition Period”), as requested and directed by the new CEO and the Board (the “Transitional Responsibilities”), during which Period the Company shall pay the Executive his Prior Base Salary, the Executive will remain eligible for the Prior Bonus, the Executive will remain eligible for the Company’s benefits, subject to the terms of the applicable benefit plans, and the Executive’ equity rights shall continue to vest in accordance with the Equity Documents.
(iii) Provided that the Executive is not earlier terminated for Cause, and provided that the Executive does not earlier resign during the Transition Period, the Executive’s employment will end on the 60th day following the CEO Transition Date, and the Executive will then become eligible for the Severance Benefits (as defined below), subject to the terms of Section 5.

(iv) A termination that fulfills the criteria described in this subsection (a) shall be deemed a “CEO Transition Termination.” To avoid doubt, a CEO Transition Termination constitutes a termination of the Executive without Cause for purposes of this Agreement, for which the Executive shall be eligible for the Severance Benefits, subject to the terms of Section 5.
(b)Death. The Executive’s employment hereunder shall terminate upon death.
(c)Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this subsection (c) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(d)Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:
(i) Executive’s failure or refusal to perform his duties on behalf of the Company as the Interim Chief Executive Officer or Executive’s unsatisfactory performance of such duties (except due to Disability) for a period of thirty days after receiving written notice identifying in reasonable detail the nature of such failure, refusal or unsatisfactory performance;
(ii) Executive’s commission of a felony or misdemeanor involving deceit, dishonesty or fraud;
(iii) disloyalty, willful misconduct or breach of fiduciary duty by Executive; or
(iv) Executive’s violation of any confidentiality, developments or non-competition agreement or any written employment policies related to conduct such as harassment or any code of conduct.
Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the Board (excluding Executive if he is a Director) at a meeting of the Board called and held for (but not necessarily exclusively for) that purpose (after reasonable notice to Executive and an opportunity for Executive to be heard by the Board) finding that Executive has, in the good faith opinion of the Board, engaged in conduct constituting Cause and specifying the particulars thereof in reasonable detail.
(e)Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(d) and does not result from the death or disability of the Executive under Section 3(b) or (c) shall be deemed a termination without Cause.
(f)Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s prior written consent (but, to avoid doubt, not including the changes in the Executive’s compensation and duties that shall occur in connection with a CEO Transition Termination) (each, a “Good Reason Condition”):
(i) The substantial reduction of Executive’s Base Salary;
(ii) A material diminution in Executive’s responsibilities, authority or duties as the Interim Chief Executive Officer;
(iii) The permanent relocation of Executive’s primary workplace to a location more than thirty (30) miles away from Executive’s workplace;
(iv) Failure of any Successor (as defined in the publicly-filed Executive Agreement by and between Executive and the Company (the “Executive Agreement”)) to, or assignee of, the Company to assume the duties and obligations of the Company under this Agreement pursuant to the Executive Agreement; or
(v) The substantial reduction in Executive’s (1) Incentive Pay Eligibility (as defined in the Executive Agreement) or (2) benefits for which Executive was eligible, unless, however, in the case of subclause (2) only, such reduction is due to an across-the-board reduction applicable to all senior executives of the Company, and the benefits available to Executive after such across-the-board reduction are no less favorable than those available to similarly-situated executives of the Company; and provided that any substantial reduction in the case of subclause (1) or (2) results in a material negative change to the Executive for purposes of Section 409A of the Code, based on all of the relevant facts and circumstances.
The “Good Reason Process” consists of the following steps:
(i)the Executive reasonably determines in good faith that a Good Reason Condition has occurred;
(ii)the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition;
(iii)the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;

(iv)notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and
(v)the Executive terminates employment within 60 days after the end of the Cure Period.
If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred. Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Executive agrees that the occurrence of the CEO Transition Date or a CEO Transition Termination (and the associated changes in the Executive’s compensation and duties that shall result from the CEO Transition Date or a CEO Transition Termination) shall not constitute grounds for termination for Good Reason.
4.Matters Related to Termination.
(a)Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(b)Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(c) or by the Company for Cause, the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause, the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive other than for Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
(c)Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination and, if applicable, any accrued but unused vacation through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).
(d)Resignation of All Other Positions. To the extent applicable, in connection with any termination of his employment the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.
5.Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates employment for Good Reason as provided in Section 3(e), then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a separation agreement, which includes a general release of claims in favor of the Company and related persons and entities in a form and of a scope reasonably acceptable to the Company and a reaffirmation of all of the Executive’s Continuing Obligations (as defined below), (the “Separation Agreement”), (ii) the Executive complying with Section 7 of the Executive Agreement where applicable; and (iii) the Separation Agreement becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement):
(a)The Company shall pay the Executive severance pay equal to $430,000 (i.e. twelve months of the monthly Prior Base Salary of $35,833 per month) (the “Severance Amount”);
(b)In the event the Executive elects after the Date of Termination to continue health, vision and/or dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay, on a monthly basis, the portion of the Executive’s monthly premium payments that the Company pays for active employees for each such coverage elected by Executive for Executive and his eligible dependents, until the earliest of the following dates to occur with respect to each such elected coverage: (A) the twelve month anniversary of the Date of Termination; (B) the date upon which Executive becomes covered under a comparable group plan for such applicable coverage; or (C) the date upon which Executive ceases to be eligible for COBRA continuation for such applicable coverage;
(c)Within 30 days following the Date of Termination, the Company shall pay the Executive the Interim CEO Bonus, which shall be prorated based on the time period elapsed between the Effective Date and the earlier of the CEO Transition Date (if applicable) and the Date of Termination.
(d)The Company shall pay the Executive the Prior Bonus, which shall be assessed based on Company performance only, and which shall be prorated based on the time period elapsed between the Effective Date and the Date of Termination. The Company shall pay the Prior Bonus at the time the Company pays bonuses to its senior executives for the year to which the Prior Bonus relates.
(e)Effective as of the later of (A) the Date of Termination or (B) the date the Separation Agreement becomes effective (such date, the “Accelerated Vesting Date”), (i) the Additional Equity Award shall immediately accelerate and become fully vested and nonforfeitable; and (ii) the portion of all other outstanding equity awards held by the Executive that are subject solely to time-based vesting that would have vested during the 12-month period following the Date of Termination had the Executive remained employed by the Company through such date shall accelerate and vest and become exercisable or nonforfeitable. Except as expressly otherwise provided herein, all equity awards shall continue to be subject to the terms and conditions of the Equity Documents.

The amounts payable under Sections 5(a) and (b), to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over the 12 month period commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The amounts payable under this Section 5 are the “Severance Benefits.” Section 7 of the Executive Agreement is incorporated by reference herein.
6.Interaction with Executive Agreement. In no event shall the Executive receive severance benefits under both this Agreement and the Executive Agreement. Instead, the Executive shall receive severance benefits only under the applicable severance provision (of either this Agreement or the Executive Agreement) that is more favorable to the Executive. Therefore, in the event of a termination by the Company without Cause or a resignation by the Executive for Good Reason (in either case a “Qualifying Termination”): (a) if the Qualifying Termination renders the Executive eligible for “Severance Benefits,” as defined in Section 4 of the Executive Agreement, such Section 4 is hereby superseded, and the Executive shall only receive severance benefits under Section 5 of this Agreement, because Section 5 of this Agreement would be more favorable to the Executive; but (B) if the Qualifying Termination renders the Executive eligible for “Change in Control Benefits,” as defined in Section 5 of the Executive Agreement, than that Section shall govern, and Section 5 of this Agreement shall be superseded, since Section 5 of the Executive Agreement would be more favorable to the Executive.
7.Potential Renegotiation of Agreement. If the CEO Transition Date has not occurred by December 31, 2024, the Company and the Executive agree that they will, in good faith, attempt to renegotiate the terms of this Agreement.
8.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).
(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
9.Restrictive Covenant Obligations.
(a)Proprietary Information.
(i) Executive agrees that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs that the Company has not released to the general public (collectively, “Proprietary Information”) and all tangible embodiments thereof are and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material that has not been made generally available to the public, such as: (I) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (II) marketing information, including strategies, methods, customer or business partner identities or other information about customers, business partners, prospect identities or other information about prospects, or market analyses or projections; (III)

financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (IV) operational or technological information, including plans, specifications, manuals, forms, templates, software, pre-clinical and clinical testing data and strategies, research and development strategies, designs, methods, procedures, formulae, data, reports, discoveries, inventions, improvements, concepts, ideas, know-how and trade secrets, and other Developments (as defined below); and (V) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers, suppliers, business partners or other third parties.
(ii) Subject to the Protected Activities section below, Executive will not, at any time, without the Company’s prior written permission, either during or after Executive’s employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of Executive’s duties as an employee of the Company. Executive will cooperate with the Company and use his best efforts to prevent the unauthorized disclosure of all Proprietary Information. Subject to the Protected Activities section below, Executive will, at all times, both during and after Executive’s employment, reasonably cooperate with the Company in any litigation, other dispute, or intellectual property matter. Executive will deliver to the Company all copies and other tangible embodiments of Proprietary Information in Executive’s possession or control upon the earlier of a request by the Company or termination of Executive’s employment.
(b)Invention Assignment.
(i) Executive will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, data, databases, computer programs, research, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship, and other intellectual property, including works-in-process (collectively “Developments”) whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by Executive (alone or jointly with others) or under Executive’s direction during the period of Executive’s employment. Executive acknowledges that all work performed by Executive is on a “work for hire” basis, and Executive hereby does assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all of Executive’s right, title and interest in and to all Developments that (I) relate to the business of the Company or any customer of, supplier to or business partner of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (II) result from tasks assigned to me by the Company; or (III) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, sui generis database rights and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).
(ii) This Agreement does not obligate Executive to assign to the Company any Development that, in the sole judgment of the Company, reasonably exercised, is developed entirely on Executive’s own time and does not relate to the business efforts or research and development efforts in which, during the period of Executive’s employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, Executive will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. Executive understands that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section will be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. Executive also hereby waives all claims to any moral rights or other special rights that Executive may have or accrue in any Company-Related Developments.
(c)Non-Solicitation of Employees and Independent Contractors. In order to protect the Company’s Proprietary Information and goodwill, at all times during the Executive’s employment and for a period of twelve (12) months following the date of the cessation of Executive’s employment with the Company for any reason (the “Restricted Period”), Executive shall not, directly or indirectly, in any manner: (i) solicit, entice or attempt to persuade any employee or independent contractor of the Company to leave the Company for any reason or (ii) otherwise participate in or facilitate the hire, directly or through another entity, of any person who is then employed or engaged by the Company.
(d)Non-Solicitation of Customers. In order to protect the Company’s Proprietary Information and goodwill, at all times during the Restricted Period, Executive shall not, directly or indirectly, in any manner, other than for the benefit of the Company during Executive’s employment with the Company, solicit or transact any business with any of the Customers of the Company, in either case with the purpose or effect of (i) competing with the Company; or (ii) causing any such Customer to reduce or terminate such Customer’s business relationship with the Company. For purposes of this Agreement, “Customers” shall mean Company customers and customer prospects, in either case with whom or which Executive had significant contact or about whom or which Executive learned Proprietary Information during Executive’s employment with the Company. Notwithstanding this subsection (d), this subsection (d) shall not apply to the extent prohibited by Mass Rule of Professional Conduct 5.6.
(e)Protected Activities. Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits Executive’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission; (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law).
(f)Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(g)Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out‑of‑pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this subsection (g).
(h)Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

10.Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
11.Waiver of Jury Trial. Each of the Executive and the Company irrevocably and unconditionally waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or THE EXECUTIVE’s employment by the Company or any affiliate of the Company, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S or the Company’s performance under, or the enforcement of, this Agreement.
12.Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, provided that the Executive Agreement (as modified by this Agreement), the Equity Documents and any other agreements containing confidentiality or other restrictive covenants between Executive and the Company remain in full force and effect.
13.Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
14.Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets; provided, further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments or vesting pursuant to Section 5 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).
15.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
16.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
17.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
18.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
19.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
20.Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof.
21.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

IROBOT CORPORATION
By:	/s/ Russell J. Campanello
Name:	Russell J. Campanello
Title:	EVP Human Resources & Corporate Comms.
Date:	03/26/2024

EXECUTIVE

/s/ Glen Weinstein
Glen Weinstein

Date:	03/26/2024